QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

Registrant has requested confidential treatment of portions of this document. The portions for which Registrant seeks confidential treatment have been redacted and are indicated by [  ]. Unredacted copies of the document have been filed with the Commission per Rule 24b-2.

SUPPLY AND DISTRIBUTION AGREEMENT

    This Supply and Development Agreement (the "Agreement") is made as of the 21st day of September, 2001 (the "Effective Date"), by and between SuperGen, Inc., ("SuperGen"), a Delaware corporation, with its principal offices at 4140 Dublin Boulevard, Suite 200, Dublin, CA 94568, and EuroGen Pharmaceuticals Ltd. ("EuroGen"), incorporated and registered in England and Wales, Companies Act 1985 registration number 4157153, with its principal offices at The Gloucestershire Innovation Centre, Southgate House, Southgate Street, Gloucester GL1 1UD, England.

RECITALS:

    WHEREAS, SuperGen is engaged in the business of developing, manufacturing, distributing and selling pharmaceutical products;

    WHEREAS, EuroGen desires to obtain, and SuperGen desires to grant to EuroGen, the right to apply for Regulatory Approval in various countries within the Territory, as described below, and to promote, market, distribute and sell SuperGen's Products in such countries;

    NOW, THEREFORE, the Parties agree as follows:

1.  DEFINITIONS

    1.1 "Co-Exclusive Rights" means that any rights granted to EuroGen are likewise retained by SuperGen (or its Third Party designee) so that EuroGen and SuperGen (or its Third Party designee) together jointly hold the exclusive rights so granted.

    1.2 "Designated Receiving Point" means the place selected by EuroGen within England and approved by SuperGen, to receive delivery of all shipments of Products hereunder.

    1.3 "FDA" means the U.S. Food and Drug Administration or any successor entity thereto.

    1.4 "Net Sales Revenue" means the gross revenue collected on a cash accounting basis by EuroGen and its Subdistributors for sales of Products, less returned goods, allowances, amounts due any Subdistributor, and duties, excise taxes and shipping costs payable up to the point of delivery to the designated receiving point within the Territory. If any non-cash consideration is received by EuroGen and/or its Subdistributors, the value shall be included in calculating gross revenue.

    1.5 "Other Products" means any compounds or products not included in the SuperGen's Tier 1 Products, Tier 2 Products, or Tier 3 Products that are developed or acquired by SuperGen [......] retains its worldwide marketing rights.

    1.6 "Party" or "Parties" means individually EuroGen or SuperGen and collectively EuroGen and SuperGen.

    1.7 "Product" or "Products" means any SuperGen compound or product for which EuroGen has acquired rights to apply for Regulatory Approval, distribute and sell under Section 2 of this Agreement.

    1.8 "Regulatory Approval" means all governmental approvals and authorizations necessary for the commercial sale of a Product in a country within the Territory, including, but not limited to, marketing authorization, pricing approval and pricing reimbursement, as applicable.

    1.9 "RFN Party" means that certain Third Party with which SuperGen, pursuant to a written agreement, has granted the right of first discussion with respect to all pharmaceutical compounds, which are licensed to, owned by and/or developed by SuperGen.

    1.10 "RFN Procedure" means the procedure outlined in the agreement with the RFN Party wherein SuperGen must offer the RFN Party the right of first discussion before selling or granting any rights relating to any compound owned or developed by SuperGen.

    1.11 "Specification" means the specification for a Product, as determined by SuperGen prior to the first commercial sale of such Product, as may be modified from time to time as necessary.

    1.12 "Subdistributor" means, with respect to a particular Product, a Third Party, including a wholesaler, who has obtained through EuroGen, directly or indirectly, the right to distribute and/or sell Products.

    1.13 "Territory" means Eastern and Western Europe and South Africa, including, without limitation, all countries now in the European Union, countries admitted to the European Union during the term of this Agreement, Turkey, Norway, Switzerland, Czechoslovakia, Hungary, Poland, Romania, Bulgaria, Albania, and the countries located within the geographic areas of the former Soviet Union and the former Yugoslavia.

    1.14 "Third Party" means any natural person, corporation, partnership, joint venture, governmental authority, and any other entity or organization, other than SuperGen or EuroGen.

    1.15 "Tier 1 Product" means any pharmaceutical compound or product that is listed hereafter or contains the compounds listed hereafter as an active ingredient: [  ].

    1.16 "Tier 2 Product" means any pharmaceutical compound or product that is listed hereafter, contains the compounds listed hereafter as an active ingredient, or is derived from the application of any of the compounds listed hereafter: [  ].

    1.17 "Tier 3 Product" means any pharmaceutical compound or product that is listed hereafter, contains the compounds listed hereafter as an active ingredient, or is derived from the application of any the compounds listed hereafter: [  ].

    1.15 "Year 1" means for each respective Tier 1 Product, Tier 2 Product or Other Product, the twelve month period commencing on the date of the first sale of such Product within the Territory. "Year 2" shall be the twelve month period thereafter, and "Year 3" shall be the twelve month period after "Year 2."

2.  APPOINTMENT

    2.1  Exclusive Appointment to Tier 1 Products.  SuperGen hereby appoints and grants to EuroGen the exclusive right to promote, market, distribute and sell Tier 1 Products [  ] within the Territory, and EuroGen hereby accepts such appointment. EuroGen's sole authority shall be to obtain Regulatory Approvals for the Tier 1 Products [  ] in the Territory, and promote, market, distribute and sell such Tier 1 Products within the Territory.

    2.2  Exclusive Appointment to Tier 2 Products subject to RFN.  In order to grant EuroGen rights in the Tier 2 Products, SuperGen must first comply with the RFN Procedure by notifying the RFN Party and offering the right of first discussion regarding the terms proposed to be granted to EuroGen hereunder. [  ], SuperGen hereby appoints and grants to EuroGen the exclusive right to promote, market, distribute and sell within the Territory Tier 2 Products not granted to the RFN Party under the RFN Procedure, and EuroGen hereby accepts such appointment on the same terms and conditions contained herein this Agreement. EuroGen's sole authority shall be to obtain Regulatory Approvals for such Tier 2 Products in the Territory, and promote, market, distribute and sell such Tier 2 Products within the Territory. It is understood and agreed that SuperGen shall have no right to grant to EuroGen any rights to such Tier 2 Product on terms which, taken as a whole, are more favorable to EuroGen than those terms offered by SuperGen to RFN Party, if any, without first offering such terms to RFN Party.

    2.3  Co-Exclusive Appointment for Decitabine.  SuperGen hereby appoints and grants to EuroGen the co-exclusive right to promote, market, distribute and sell Decitabine within the Territory, and EuroGen hereby accepts such appointment. EuroGen's sole authority shall be to obtain Regulatory Approvals for the Decitabine in the Territory, and promote, market, distribute and sell Decitabine co-exclusively within the Territory. Notwithstanding the rights granted to EuroGen with respect to Decitabine, in the event SuperGen wishes to sell and transfer rights in Decitabine to a Third Party and SuperGen, in its discretion, wishes to transfer such rights free of the rights granted to EuroGen, SuperGen, in its sole discretion, may withdraw Decitabine from this Agreement effective on the date of the transfer by SuperGen of such rights. If SuperGen elects to withdraw Decitabine from this Agreement, SuperGen shall reimburse EuroGen for any direct reasonable expenses incurred by EuroGen in connection with the development of Decitabine and with steps taken to establish a marketing and distribution channel in the Territory. Within thirty (30) days of such event, EuroGen shall provide SuperGen with an accounting of such expenses, and assign any Regulatory Approvals and/or other rights in Decitabine to SuperGen.

    2.4  Option to Obtain Appointment for Additional Products.

      2.4.1  Grant of Options.

        (a)  Option to Obtain an Exclusive Appointment to Tier 3 Products.  Subject to the availability of a particular Tier 3 Product for exclusive appointment pursuant to Section 2.4.2, EuroGen shall have an option to obtain an exclusive appointment and grant to apply for Regulatory Approval and to promote, market, distribute and sell such Tier 3 Products within the Territory.

        (b)  Option to Obtain an Exclusive Appointment to Other Products.  Subject to the availability of a particular Other Product for exclusive appointment pursuant to Section 2.4.2, EuroGen shall have an option to obtain an exclusive appointment and grant to apply for Regulatory Approval and to promote, market, distribute and sell such Other Product within the Territory.

      2.4.2  Availability.  SuperGen will notify EuroGen when a Tier 3 Product or Other Product (collectively, the "Option Products") has reached a [  ] and has clinical data and documentation in sufficient quantity or quality to enable EuroGen to apply for Regulatory Approval within the Territory. Within a ninety (90) days following the receipt of notice from SuperGen regarding such a status for one or more of the Option Products, EuroGen shall notify SuperGen, with respect to the particular Option Product, whether EuroGen desires to obtain the right to apply for Regulatory Approval within one or more countries within the Territory and to promote, market, distribute and sell such Option Product in one or more countries within the Territory. Subject to the RFN Party's right of first discussion pursuant to the RFN Procedure, SuperGen shall notify EuroGen when such Tier 3 Product and/or Other Product is available for appointment to EuroGen.

      2.4.3  Decline to License; Failure to Notify.  If EuroGen notifies SuperGen that it is not interested in such Option Product, or if EuroGen fails to respond in writing to SuperGen within such ninety (90) day period, SuperGen shall have the right to promote, market, distribute and sell such Option Product by itself, or grant any Third Party such rights, without restriction.

      2.4.4  Exercise of Option.

        (a) If EuroGen notifies SuperGen that it desires to obtain the right to apply for Regulatory Approval and to promote, market, distribute and sell a particular Option Product pursuant to Section 2.4.2, following notice to the RFN Party in the manner described above, the Parties shall negotiate in good faith for a period of not less than ninety (90) days, or such longer period as the Parties may otherwise agree, the grant of rights for such Option Product;

    such terms to be substantially similar to the terms set forth within this Agreement; however, the due diligence steps and requirements for such Products shall be mutually determined by the Parties at such time. It is understood and agreed that SuperGen shall have no right to grant to EuroGen any rights to such Option Product on terms which, taken as a whole, are more favorable to EuroGen than those terms offered by SuperGen to RFN Party, if any, without first offering such terms to RFN Party.

        (b) If EuroGen and SuperGen are unable to agree to the terms of such grant during such period, SuperGen shall have the right to promote, market, distribute and sell such Option Product by itself, or grant any Third Party such rights, without restriction.

        (c) To the extent an Option Product has achieved "proof of concept" status, but does not yet have sufficient data and documentation to enable a filing for Regulatory Approval, EuroGen may exercise its option under Section 2.4.4(a) to negotiate the terms of the grant of rights for such Option Product in order to accelerate the timing of Regulatory Approval prior to the date specified in Section 2.4.2; provided, it is understood and agreed that such right of acceleration is subject to the RFN Party's right of first discussion pursuant to the RFN Procedure.

    2.5  Nipent for Oncology Applications.   SuperGen's rights to Nipent are subject to an agreement currently held by Pfizer that grants rights to Nipent for oncology applications outside the United States. Discussions are currently underway to reacquire these rights in either SuperGen or EuroGen. If such rights are reacquired by either Party, EuroGen shall bear the full cost and expense of acquiring such rights from Pfizer, and Nipent for all applications shall be considered a Tier 1 Product.

    2.6  Subdistributors.  EuroGen may authorize Subdistributors to promote, market, distribute or sell Products within the Territory in accordance with this Article 2. Within ten (10) days after the appointment of such Subdistributor, EuroGen shall notify SuperGen of (i) the identity of such Subdistributor, (ii) the countries in the Territory in which the Subdistributor will distribute the Products, and (iii) the particular Products the Subdistributor intends to distribute. EuroGen shall not sell or otherwise transfer Products to any Subdistributor until such Subdistributor enters into a form of written agreement ("Subdistributor Agreement") with EuroGen, binding the Subdistributor to terms and conditions substantially similar to those terms and conditions agreed upon by EuroGen in this Agreement. EuroGen agrees to terminate a Subdistributor's right to distribute Products promptly upon becoming aware that such Subdistributor is selling or otherwise distributing Products, directly or indirectly, in a manner that is not in accordance with the provisions of this Article 2. EuroGen shall (i) use best efforts to ensure that such Subdistributors comply with the provisions of this Agreement and (ii) supervise the activities of all Subdistributors. Each Subdistributor Agreement shall contain provisions making SuperGen a direct and intended Third Party beneficiary of such Subdistributor Agreement.

    2.7  Limitation on Rights.  Notwithstanding the rights granted to EuroGen to promote, market, distribute and sell Products under this Article 2, EuroGen shall have no right to (i) directly solicit sales, promote, market or sell Products outside the Territory, or (ii) solicit or accept orders from persons or entities located outside the Territory. Furthermore, EuroGen agrees not to provide Products to any Third Party if EuroGen knows or has reason to know that Products provided to such Third Party have been sold, or are intended for sale, outside of the Territory.

    2.8  Reservation of Rights.  Except as expressly provided in this Article 2, no right, title or interest is granted, whether express or implied, by SuperGen to EuroGen relating to other SuperGen products. Nothing in this Agreement shall be deemed to restrict SuperGen's right to exploit Products, technology, know-how, patents or any other intellectual property rights, outside the Territory or in other products other than the Products. SuperGen reserves the right to appoint other authorized distributors or resellers outside the Territory without restriction. It is further understood that subject to compliance with the provisions of this Section 2, SuperGen may promote, market, distribute and sell products other than those covered by this Agreement in the Territory, either directly or indirectly, for any and all uses.

    2.9  Non-Compete.  EuroGen shall pursue reasonable sales policies and procedures to realize the maximum sales potential for the Products in the countries within the Territory described in the Regulatory and Marketing Plan. EuroGen agrees that any efforts by EuroGen to sell directly competing products in the Territory would constitute a conflict of interest with respect to EuroGen's obligations to market the Products, and EuroGen warrants to SuperGen that it does not currently represent, promote, market or sell any products that directly compete with the Products. During the terms of this Agreement, EuroGen shall not, and shall use commercially reasonable efforts to ensure that its Subdistributors (other than wholesalers) do not, represent, promote, market or otherwise try to sell within the Territory any other products that substantially and/or directly compete with the Products. If SuperGen believes that any other products being promoted, marketed or otherwise trying to be sold by EuroGen directly compete with a Product, the Parties shall negotiate in good faith for a period of not less than ninety (90) days, or such longer period as the Parties may otherwise agree, for a resolution of the issue. If no resolution is achieved within such period, SuperGen shall have the right, as its sole remedy hereunder, to either (i) terminate all rights of EuroGen to market, distribute and sell the particular Product that substantially and/or directly competes with another product marketed by or on behalf of EuroGen, or (ii) convert the exclusive rights of EuroGen to market that Product into a non-exclusive right. In either case, SuperGen shall be free to promote, market, distribute and sell such Product in the Territory directly or indirectly.

    2.10  Sale Conveys No Right to Manufacture or Modify.  Products are offered for sale and are sold by SuperGen subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, modify, duplicate, or otherwise copy or reproduce any of the Products. Notwithstanding the foregoing or anything elsewhere herein, if SuperGen fails to supply any Product as required hereunder to the extent of at least [  ]of the forecasted requirements for [      ], after written notice thereof, EuroGen shall have the limited right, but shall not be obligated, to have the Product manufactured and supplied by a Third Party to the extent necessary to fulfill its requirements. Such limited right shall continue until SuperGen can reasonably demonstrate that it is able to supply adequately EuroGen's forecasted requirements for the Product. The costs thereof shall be due and payable and may be offset from amounts otherwise due SuperGen hereunder.

    2.11  Independent Contractors.  The relationship of SuperGen and EuroGen established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint venture or common undertaking, or (iii) allow EuroGen to create or assume any obligation on behalf of SuperGen for any purpose whatsoever. All financial and other obligations associated with EuroGen's business are the sole responsibility of EuroGen.

3.  REGULATORY APPROVAL AND CLINICAL DEVELOPMENT

    3.1  Regulatory and Marketing Plan and Clinical Development.

      3.1.1 Within 90 days from the date of this Agreement and annually thereafter, EuroGen shall submit to SuperGen a strategic plan ("Regulatory and Marketing Plan") for obtaining Regulatory Approval for each Tier 1 Product and, when applicable, each Tier 2 Product, Tier 3 Product or Other Product for which the rights were granted to EuroGen under Section 2. The Regulatory and Marketing Plan shall specify, on a country-by-country and Product-by-Product basis, the sequence of the applications to be filed by EuroGen, the type of application to be filed (National Application, Mutual Recognition Application, Centralized Application), and an estimated timetable for the process. SuperGen acknowledges that Regulatory Approval for all compounds and products covered by this Agreement will not be pursued concurrently and will not necessarily cover all countries within the Territory. Instead, they will be sequenced in time and in selected countries based on a number of strategic factors, including the nature of the data collected by SuperGen and on the status of SuperGen's applications with the FDA. Once a Product has been commercialized, the Regulatory and Marketing Plan shall include details on its marketing and promotion strategy, including an estimate of the minimum purchase requirements. SuperGen shall provide Data, time tables, indication information, manufacturing lead times, shelf life, and other input for the preparation of the Regulatory and Marketing Plan. SuperGen shall have the right to participate in the preparation of, and shall have the right to approve the Regulatory and Marketing Plan, which approval shall not be unreasonably withheld. The parties shall work together to agree on a Regulatory and Marketing Plan that meets the goals and objectives of each Party. The parties acknowledge that EuroGen is not obligated to file for Regulatory Approval or to promote, market, distribute and sell the Tier 1 Products or the Option Products in all countries within the Territory. In the event: (i) EuroGen does not wish to apply for Regulatory Approval for any Product within certain countries in the Territory, (ii) does not wish to promote or market any Product within certain countries in the Territory, or (iii) SuperGen wishes to have EuroGen file applications for Regulatory Approval in certain countries sooner than reflected in the Regulatory and Marketing Plan submitted by EuroGen, the parties shall negotiate in good faith an alternative strategy. If the parties cannot otherwise agree on an alternative strategy, the rights granted to EuroGen for the specific Product involved shall become [      ] as to such countries.

      3.1.2 Subject to SuperGen's providing EuroGen with the Data and other information described in Section 3.3 below, EuroGen shall exercise its best efforts to pursue, and shall bear the full cost and expense of, the Clinical Development of the Products to support Regulatory Approval in those countries within the Territory described in the Regulatory and Marketing Plan. For purposes of this Agreement, "Clinical Development" includes, but is not limited to, all clinical studies and trials, and all safety, toxicology, efficacy, and other data required to pursue, obtain and maintain Regulatory Approval in those countries specified in the Regulatory and Marketing Plan. In performing its obligations under this Article 3, EuroGen shall act in accordance with Section 3.8 below, and in so doing EuroGen shall keep SuperGen fully apprised with respect to its Clinical Development activities and shall provide SuperGen with reasonable advance opportunity for input regarding these activities, including the right to review and approve the protocols and audit reports relating to all clinical studies.

      3.1.3 SuperGen shall exercise commercially reasonable efforts, at its discretion, to pursue, and shall bear the full cost and expense of, the Clinical Development of the Products to support Regulatory Approval in the United States.

    3.2  Regulatory Approval.  EuroGen shall exercise its best efforts to file, obtain and maintain Regulatory Approval for the Products in each country of Territory in the sequence and in the matter described in the Regulatory and Marketing Plan. Applications shall include a request for reimbursement approval for the Product in the applicable countries (including but not limited to any and all applicable programs administered by government and private Third Party payers). EuroGen shall bear the full cost and expense thereof, subject to SuperGen's providing, at its expense, one English translation copy of all Data, applications, protocol, dossier and other necessary information obtained in connection with or filed as part of SuperGen's applications for FDA approval. EuroGen shall keep SuperGen fully apprised with respect to its regulatory and reimbursement activity in each country of the Territory.

    3.3  Reasonable Cooperation.  Each Party shall provide the other Party, at its cost and expense, all reasonable assistance requested by the other Party with respect to the foregoing Regulatory and Marketing Plan, Clinical Development and regulatory activities, including, but not limited to, promptly providing the other Party with any and all authorizations, approvals, certificates of free sale, and other information, documents, materials and assistance reasonably required by the other Party to file, obtain, and maintain Regulatory Approval for the Product. SuperGen shall provide on a timely basis and from time to time, at its expense, one English translation copy of all Data, applications, dossier, protocol and other necessary information obtained in connection with or filed as part of SuperGen's applications for FDA approval of each Tier 1 Product, Tier 2 Product, Tier 3 Product or Other Product for which rights are granted to EuroGen hereunder, to the extent not already provided under Section 3.2.

    3.4  Excused Performance.  The Parties acknowledge and understand that the development, obtaining of Regulatory Approval, and marketing of the Products, as with any pharmaceutical product, is subject to certain inherent risks including that (a) the Products will be ineffective, toxic, or will not receive Regulatory Approval, or will receive Regulatory Approval but with labeling which the Parties agree is insufficient to render the Product commercially viable; (b) the Products will be too expensive to manufacture or market or will not achieve broad market acceptance; (c) Third Parties will hold proprietary rights that will preclude the marketing and sale of the Products; or (d) Third Parties will market equivalent or superior products. Neither Party makes any representation or warranty that the Product (i) will be successfully developed; (ii) will receive all necessary and/or commercially viable Regulatory Approvals, or (iii) will be commercially successful. The respective obligations of the Parties under this Agreement are expressly conditioned upon the safety, efficacy and commercial feasibility of the Products, and, except as expressly provided herein, a Party's obligation hereunder shall be delayed or suspended for so long as any condition or event exists which reasonably causes a Party to reasonably question the safety, efficacy or commercial feasibility of the Products. Each Party shall promptly notify the other Party in the event any material issue arises as to the safety, efficacy, commercial feasibility, or adverse business or financial conditions with respect to any Product.

    3.5  Global Harmonization; Redundant Activities.  Recognizing that the Products may be developed on a global basis and that regulatory and budget efficiencies may be achieved through the worldwide use of appropriate data and files, the parties may seek, but shall not have the obligation, to design mutually Clinical Development activities for applications of the Products in a manner to maximize global clinical and regulatory harmonization either (a) under an amendment to this Agreement, or (b) under separate agreement. Without limiting the foregoing, except for SuperGen's obligation to furnish EuroGen one copy of Data, applications, dossier, protocol and other information obtained in connection with or filed as part of SuperGen's applications for FDA approval, it is understood and agreed that EuroGen shall be responsible for all development costs for all clinical activities that are necessary in the countries within the Territory described in the Regulatory and Marketing Plan.

    3.6  Exchange of Data.  Subject to the provisions of this Article 3 and Article 9 below, each Party shall have access to and the right to use for any purpose, any preclinical and/or clinical data and information obtained by the other Party with respect to Products; provided that EuroGen agrees not to use or disclose to Third Parties any such data for purposes other than to perform this Agreement. Each Party will provide to the other Party reasonable access to all regulatory filings made in the course of Clinical Development relating to preclinical and clinical trials and Regulatory Approvals by either Party or on such Party's behalf in any country with respect to each such application of a Product, together with the underlying preclinical and clinical data, analysis, reports and correspondence (collectively with such filings, "Data"), at reasonable times, on reasonable notice and (upon request) in English, to the extent each has the right to do so.

    3.7  Disclosure of Data.  Subject to the provisions of this Article 3 and Section 9 below, EuroGen and SuperGen may provide copies or summaries of Data prepared in connection with this Agreement to permitted Third Parties ((i) in the case of EuroGen, its subcontractors and Subdistributors, and (ii) in the case of SuperGen, its sublicensees and subcontractors) (for purposes of this Section only, each a "Third Party Contractor") only to the extent reasonably necessary for the development and commercialization of products, including without limitation the Products, in accordance with this Agreement. SuperGen and EuroGen shall each use good faith efforts to obtain from such Third Party

Contractors reasonable, prompt access to all Data prepared under the Clinical Development by or on behalf of such Third Party Contractors with respect to a Product at reasonable times, and in a reasonable manner, with the right to provide such Data and/or access to SuperGen and its respective Third Party Contractors. However, if a prospective Third Party Contractor does not so agree to provide or allow such access, the Party hereto proposing to enter into such agreement (the "Contracting Party") may enter into such agreement, but the Contracting Party shall not provide to such Third Party Contractor, and such Third Party Contractor shall not have access to, any Data provided by the other of SuperGen or EuroGen (or such Party's Third Party Contractors). It is understood that the foregoing shall include the right to disclose Data to Third Parties with whom EuroGen or SuperGen are discussing entering into agreements for such permitted purposes, subject to reasonable conditions of confidentiality.

    3.8  Review of Protocols, Clinical Studies, and Adverse Reports.  It is understood and agreed that all Clinical Development activities to be conducted by or on behalf of EuroGen for the Products within the Territory must conform to FDA regulations and guidelines to the extent applicable to Products sold outside the United States of America. In order to ensure conformance with such regulations and guidelines, EuroGen shall: (i) keep SuperGen reasonably informed as the status of the design and conduct of any Clinical Development activities of such Products to be conducted by or on behalf of EuroGen, including without limitation, promptly providing to SuperGen any significant documents that EuroGen receives from, or proposes to send to, a regulatory authority in the Territory, such as clinical trial proposals, amendments thereto and adverse event reports; (ii) provide SuperGen with advance notice of meetings with any regulatory authorities and allow SuperGen to attend or participate in any such meeting; (iii) allow SuperGen representatives the opportunity to audit any and all clinical sites and documentation for the Product; and (iv) permit any regulatory consultant designated and paid for by SuperGen (the "Consultant") to review such Clinical Development activities in a consulting role. EuroGen shall cooperate with and assist SuperGen and the Consultant in connection with such activities, at SuperGen's request. In addition, EuroGen shall consult with SuperGen and the Consultant on and accept SuperGen's reasonable proposed amendments and/or changes to, the design and conduct of such Clinical Development activities, in each case solely to ensure conformance with such regulations and guidelines.

4.  PROMOTION AND MARKETING

    4.1  Promotional Effort.  EuroGen shall use its best efforts to promote and market the Products as described in the Regulatory and Marketing Plan and shall transmit Product information and promotional materials to its customers, in order to maximize Product sales in the Territory. Such best efforts shall include at least the following: (i) face-to-face sales presentations to appropriate health care professionals by sales representative including, without limitation, discussions with health care professionals, meetings with or presentations to managed care entities, purchasing decision-makers or formulary committees of health care providers; (ii) participation in conventions and continuing education programs; and (iii) conducting clinical trials and/or studies which are performed essentially for marketing purposes, expressly excluding all clinical studies and trials which are required to pursue, obtain, and maintain Regulatory Approval in the Territory. Upon the first commercial sale of any Product in any country of the Territory, EuroGen shall list the Products in its catalogs and make such Products available to its customers.

    4.2  Materials.  EuroGen shall provide to SuperGen samples of all promotional, marketing, advertising, exhibition, training and educational materials prepared by or on behalf of EuroGen and relating to the Products, for purposes of review and approval by SuperGen, at least four (4) weeks prior to the date of intended commercial release of such materials or commencement of such programs. SuperGen shall use commercially reasonable efforts to provide to EuroGen, within ten

(10) business days after receipt of such materials, any and all comments and suggestions relating to such materials.

    4.3  Other Reporting.  EuroGen shall provide, at SuperGen's expense, within thirty (30) days after publication, copies of any and all articles, manuscripts, abstracts or other literature relating to the Products generated by investigators or others in the Territory in each case to the extent reasonably available to EuroGen.

    4.4  Sales Force.  EuroGen shall cause its sales force, and all other employees and approved agents and representatives, to comply with all applicable laws and regulations in connection with the promotion, marketing, distribution and sales of the Products in the Territory.

5.  PROFIT SHARING

    5.1  SuperGen's Percentage.  In consideration for the supply of Product by SuperGen to EuroGen, EuroGen shall pay to SuperGen on a quarterly basis an amount ("SuperGen's Percentage") equal to the following Applicable Percentage of the Net Sales Revenue for such Product in each country within the Territory where the Product is sold:

For Sales Made in Year	"Applicable Percentage"
Year 1	[ ]
Year 2	[ ]
Year 3 and beyond	[ ]

    5.2  Retail Price and Economic Unfeasibility.  The retail price for each Product ("RP") may be different for each country where the Product is to be sold within the Territory and may be determined in connection with Regulatory Approval in each country. In most countries within the Territory, the RP cannot be increased, but may be subject to reduction by governmental action. If despite EuroGen's best efforts, EuroGen is unable to sell a Product in one or more countries within the Territory at a RP that will provide a reasonable profit to SuperGen, upon written notice from SuperGen, the Parties shall negotiate in good faith a new RP for the Product. Once agreed, EuroGen shall use its best efforts to get the RP approved in the applicable country or countries. In the event the Parties are unable to agree to a new RP or the new RP cannot be approved, either Party may eliminate the Product being sold in the applicable country or countries so long as all existing contractual supply obligations to Third Parties with respect thereto are met. EuroGen agrees that it will not enter into any supply obligations in excess of twelve months without obtaining the prior written consent of SuperGen.

    5.3  Minimum Purchases of Products to Maintain Exclusive License.  The parties recognize that there is insufficient information available at this time to determine equitable minimum purchase requirements. [  ] after commercialization of a Product within any country with the Territory, as part of the Regulatory and Marketing Plan, the parties shall include minimum quantities of such Product for [  ] and for each year thereafter. In order to maintain its exclusive right to distribute and sell the applicable Product during the Term, EuroGen must purchase and sell to End Users the minimum quantities of the applicable Product in each year starting in [  ] as agreed upon by the parties. If EuroGen fails to make the agreed upon minimum purchases in any given year starting in [  ], SuperGen shall have the right, at its sole discretion, to [  ] EuroGen's appointment and right to market, distribute and sell such Product.

    5.4  Payment of SuperGen's Percentage.  EuroGen and its Subdistributors shall maintain accurate books and records, which enable the calculation of amounts payable hereunder to be verified. EuroGen and its Subdistributors shall retain the books and records for each quarterly period for three (3) years after the calendar quarter to which they pertain. Statements showing the calculation of Net Sales Revenue for each Product on a country-by-country basis within the Territory and the amount of SuperGen's Percentage payable for such quarter shall be prepared by EuroGen in accordance with the provisions of this Agreement and shall be delivered the statements to Seller on a quarterly basis, no later than 30 days following the applicable calendar quarter. All payments by EuroGen of SuperGen's Percentage, with respect to any Product, shall be made within thirty (30) days after the end of the calendar quarter in which the sale of the Product occurred. All amounts payable to a Party hereunder shall be payable in United States Dollars and shall be made by check or bank wire transfer in immediately available funds to an account designated by the respective Party.

      5.4.1  Currency Conversion.  If any currency conversion shall be required in connection with the payment of any amounts due hereunder, such conversion shall be made by using the daily exchange rate for the purchase of U.S. dollars designated by EuroGen's U.K. bank on the date when such payment becomes due.

      5.4.2  Late Payments.  Any payments due under this Agreement not received by the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the U.S. prime rate per annum quoted in the "Money Rates" column of the Wall Street Journal (U.S., West Coast Edition) on the due date of such payment, plus an additional two percent (2%), calculated on the number of days such payment is delinquent. This Section 5.4.2 shall in no way limit any other remedies available to either Party hereto. In the event that EuroGen's account becomes more than sixty (60) days overdue, SuperGen may, in its sole discretion, require that EuroGen deliver an irrevocable letter of credit from a major commercial bank to secure payments to be payable thereafter. Such letter of credit shall be delivered to SuperGen at least thirty (30) days prior to any further requested delivery. In such case, SuperGen shall have no obligation to deliver any additional Products until it receives such letter of credit from EuroGen.

    5.5  Taxes.

      5.5.1 Up to the point of delivery of the Product to the Designated Receiving Point, SuperGen shall be responsible to pay any export taxes or export duties imposed by any governmental agency. From and after the point of delivery of the Product to the Designated Receiving Point, EuroGen shall bear all governmental taxes and duties relating to the Products (including, without limitation, import taxes and duties, sales, withholding, value-added and similar taxes, but excluding taxes on the net income of SuperGen).

      5.5.2 All payments by EuroGen specified hereunder (including those under this Article 5) are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. EuroGen shall provide SuperGen with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by SuperGen to establish that such taxes have been paid. If SuperGen uses a foreign tax credit received by SuperGen as a result of the payment of withholding taxes by EuroGen and thereby reduces the amount of U.S. income tax that SuperGen otherwise would have paid, SuperGen shall refund to EuroGen the amount of such reduction with respect to such foreign tax credit.

    5.6  Audit of Records.  Upon thirty (30) days prior notice to EuroGen, independent accountants selected by SuperGen and reasonably acceptable to EuroGen, may have access to the books and records of EuroGen and its Subdistributors during normal business hours to conduct a review or audit, solely, however, to the extent necessary for the purpose of verifying the accuracy of EuroGen's payments and compliance with this Agreement. Any such inspection or audit shall be at SuperGen's expense; however, in the event an inspection reveals underpayment of five percent (5%) or more in any audit period, EuroGen shall pay the costs of the inspection. Furthermore, EuroGen shall promptly pay to SuperGen any underpayment with interest from the date such amount(s) were due, at the prime rate of interest as reported in Wall Street Journal for the date of the accountant's report which reveals such underpayment.

6.  SUPPLY

    6.1  EuroGen's Obligations.

      6.1.1 EuroGen shall use its best efforts to seek Regulatory Approval and to distribute the Products in those countries within the Territory and in the sequence outlined in the Regulatory and Marketing Plan. EuroGen shall be solely responsible, at its expense, for all activities ancillary thereto (including, without limitation, warehousing and shipping after receipt of the Product in the designated receiving point within the Territory).

      6.1.2 Subject to Section 2.10, EuroGen shall exclusively purchase from SuperGen or from its designated Third Party manufacturer(s), EuroGen's requirements for the Products in the Territory so long as SuperGen uses its diligent efforts to ship quantities of Products on the dates specified in EuroGen's Purchase Orders to the extent such dates are consistent with the forecasted quantities that EuroGen is obligated to supply pursuant to Section 6.3.

    6.2  Terms and Conditions.  All supply of Products hereunder shall be subject to the terms and conditions of this Agreement. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED REGARDING THE SUBJECT MATTER OF THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXPRESSLY EXCLUDED.

    6.3  Forecasts.  At least four (4) calendar months prior to commercialization of the first Product in the Territory, and thereafter at least four (4) calendar months prior the start of each calendar quarter ("Q1"), EuroGen, shall provide SuperGen with a rolling written forecast of the quantities of Product estimated to be required, on a calendar month-by-calendar month basis, during Q1 and the next three (3) calendar quarters ("Q2", "Q3" and "Q4", respectively). Each such forecast ("Forecast") shall take into account input obtained from SuperGen, including the lead-time for manufacturing of the applicable Product and the product shelf life for such Product. Based on this input, the Forecast shall indicate the estimated quantities of Product and shall specify the Designated Receiving Point.

    6.4  Purchase Orders.  Together with each Forecast submitted under Section 6.3 above (the "Current Forecast"), EuroGen shall place its Purchase Order with SuperGen, setting forth the quantity of Product to be delivered in each calendar month of the applicable quarter, the delivery dates to the Designated Receiving Point. SuperGen shall accept such orders from EuroGen and shall promptly fill such Purchase Order on a timely basis and deliver the Product so ordered to the designated receiving point within the Territory in compliance with the terms and conditions of this Agreement. SuperGen shall not be obligated to accept orders for any particular calendar month to the extent that the quantity ordered for delivery in such month exceeds [      ]of the quantity of such Product forecast for such month of the Current Forecast. SuperGen shall undertake efforts to fill orders for any such excess quantities from available supplies as the Parties mutually agree.

    6.5  Form of Order.  All of EuroGen's orders shall be made pursuant to a written purchase order which, in a form mutually agreed upon by the Parties, shall provide for shipment in compliance with the terms of this Agreement. SuperGen shall notify EuroGen within twenty (20) days from receipt of an order of an inability to fill any amounts of such order on a timely basis.

    6.6  Product Packaging and Labeling.  Unless otherwise agreed upon by the parties in writing, SuperGen shall manufacture or cause to be manufactured Products in finished dosage form, including required labeling, carton and packaging, and shall deliver the finished Products to the receiving point within the Territory designated by EuroGen. EuroGen shall not repackage or re-label the Products supplied to EuroGen by SuperGen hereunder without the prior written consent of SuperGen, which consent shall not be unreasonably withheld.

    6.7  Delivery.  All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in SuperGen's standard containers, marked for shipment to the Designated Receiving Point and shipped EXW (Incoterms 2000). When received at the Designated Receiving Point, the risk of loss shall pass to EuroGen. SuperGen shall provide confirmation of shipping to EuroGen. EuroGen has the right to select the carrier, but if it does not provide notice to SuperGen of its preferred carrier on or before three (3) days prior to the shipment date, SuperGen may select the carrier. EuroGen agrees to undertake all formalities required to import the Products to the Designated Receiving Point. All freight, insurance, and other shipping expenses to the Designated Receiving Point shall be paid by SuperGen. EuroGen shall bear all import duties and other applicable taxes for importation into the Designated Receiving Point. With respect to exact shipping dates of Products, SuperGen shall use its best efforts to ship quantities of Products on the dates specified in EuroGen's purchase orders submitted in accordance with this Article 6 to the extent such dates are consistent with the forecasted quantities that SuperGen is obligated to supply hereunder.

    6.8  Inventory.  Subject to the receipt of Product from SuperGen in accordance with this Article 6, EuroGen shall use its reasonable efforts to maintain adequate inventories of the Product in the Territory to meet the needs of its customers on a timely basis based upon, among other factors, previous demand histories and seasonal trends, and any customers' contractual commitments.

    6.9  Warranty, Inspection and Rejection.

      6.9.1  Product Warranty.  SuperGen represents and warrants that all Products supplied to EuroGen hereunder will comply with all applicable Specifications at the time of receipt at the Designated Receiving Point. In the event that any Product fails to comply with the Specifications at the time of receipt by EuroGen, SuperGen shall, at SuperGen's own cost (including freight and insurance), deliver replacement quantities of such Products to EuroGen as soon as commercially reasonable or if not able to replace, then debit SuperGen's account. SuperGen may analyze any Products rejected for nonconformity. In case of a disagreement between the Parties, the claim shall be submitted for tests and decision to an independent testing organization mutually agreed upon by the Parties (the "Laboratory"). The Laboratory shall comply with appropriate current Good Laboratory Practices as defined by the FDA from time to time. The appointment of the Laboratory shall not be unreasonably withheld or delayed by either Party. The determination of the Laboratory with respect to all or part of any shipment of Products shall be final and binding upon the Parties. The fees and expenses of the Laboratory shall be paid by the Party against whom the determination is made. SuperGen's Product warranties shall not apply to Product that has been modified or altered in any manner by anyone other than SuperGen or EuroGen (or their respective Subdistributors), or to defects caused (i) through no fault of SuperGen or EuroGen (or their respective Subdistributors), during shipment, (ii) by accident, negligence or misuse on the part of anyone other than SuperGen or EuroGen (or their respective Subdistributors) or (iii) by storage, handling, or usage in any manner inconsistent with the approved Product labeling.

      6.9.2  Product Inspection.  EuroGen shall, promptly upon receipt of each shipment perform customary inspection. Any claim regarding the failure of such shipment to conform to the applicable Specifications shall be submitted to SuperGen promptly upon discovery, together with reasonable evidence of such nonconformity, but in no case later than the longer period of (i) thirty (30) business days after receipt of the shipment, or (ii) the length of time reasonable required to perform the tests mandated by regulatory authorities. Any Product supplied by SuperGen under this Agreement which fails to conform to the applicable Specifications shall be subject to the provisions of this Agreement. SuperGen shall give EuroGen written instructions how EuroGen should dispose, at SuperGen's expense, of any non-conforming Products. In the event SuperGen elects to have EuroGen return the nonconforming goods to SuperGen, such Products shall be subject to the return procedure in this Article 6.

      6.9.3  Discrepancies.  All shipments, and all shipping and other charges, shall be deemed correct unless SuperGen receives from EuroGen, no later than the longer period of (i) thirty (30) business days after receipt of a given shipment, or (ii) the length of time reasonable required to perform the tests mandated by regulatory authorities, a written notice specifying the shipment, the transfer order number, and the exact nature of the discrepancy between the order and the shipment, or the nature of the discrepancy in the shipping or other charges, as applicable. Rejected Products shall be subject to the provisions of this Article 6.

    6.10  Return Procedure.  If EuroGen wishes to return a Product to SuperGen, it shall request a Return Material Authorization ("RMA") number from SuperGen. Within five (5) business days of receiving an RMA number, EuroGen shall return such Product accompanied by such RMA number, provided that in no event shall such return occur later than thirty (30) days after the invoice date. Any Product returned to SuperGen by EuroGen as authorized under this Agreement shall (i) be shipped, properly insured, freight prepaid, DDP (Incoterms 2000) SuperGen's facility in California, United States of America or such other location as SuperGen may designate in writing, (ii) packed in its original packing material or the equivalent with the RMA number prominently displayed, and (iii) shall include any documentation or information requested by SuperGen. SuperGen may refuse to accept returns of any Product not packed and shipped as provided in this Article 6.

    6.11  Quality Controls.  EuroGen shall institute quality controls in accordance with, and shall comply with, applicable laws and regulations and generally accepted industry standards (including cGMPs as defined below) for the storage, shipment, handling and distribution of the Products and shall define responsibilities for key quality systems and a quality manual agreed to by both Parties and shall comply with all applicable laws and regulations relating to the storage, shipment, handling and distribution of the Products. SuperGen shall have the right to audit all facilities used by the EuroGen to fulfill their obligations under this Agreement. For the purposes of this Agreement, "cGMPs" means all applicable standards relating to manufacturing practices for intermediates, bulk products, or finished pharmaceutical products (i) promulgated in the form of laws or regulations by the FDA or its counterpart governmental agencies or entities in the EU and/or a country within the Territory or (ii) promulgated by the FDA or its counterpart governmental agencies or entities in the EU and/or a country within the Territory in the form of guidance documents (including, but not limited to, advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented within the pharmaceutical manufacturing industry for such products.

7.  ADVERSE EVENTS, COMPLAINTS AND OTHER REGULATORY MATTERS

    7.1  Adverse Reaction Reporting.  EuroGen shall keep SuperGen informed of information in or coming into its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents of severity thereof associated with commercial and clinical uses, studies, investigations or tests of each Product within the Territory, whether or not determined to be attributable to the Product. SuperGen shall be responsible for filing with the FDA, as required pursuant to 21 C.F.R. Sec. 314.80, any adverse reaction reports that it receives. EuroGen shall be responsible for filing with the appropriate regulatory authorities in each country within the Territory, where required, any adverse reaction reports that it receives.

    7.2  Product Complaints and Inquiries.

      7.2.1 Any medical or technical Product-related inquiries from consumers, physicians or other Third Party customers who reside within the Territory shall be handled by EuroGen. SuperGen shall supply EuroGen with copies of its standard response information for the Product as well as any updates thereto. EuroGen shall use such information to respond to any such inquiries from the Territory. EuroGen shall prepare and maintain a database containing responses to such inquiries from consumers, physicians or other Third Party customers who reside in the Territory for which it is responsible, and shall make the contents available to SuperGen promptly upon SuperGen's request.

      7.2.2 EuroGen shall maintain a record of all complaints or reports of an actual or potential failure of any Product to meet the specifications set forth in regulatory filings or in agreements among the Parties.

    7.3  Product Recall.  In the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or other removal of any Product, or any lot or lots thereof, from the market in the U.S. or within the Territory, such Party shall advise the other Party and the Parties shall consult with respect thereto. SuperGen shall have the sole authority to decide whether to commence, and the sole responsibility for the handling and disposition of, a recall or other removal of such Product in the U.S. EuroGen shall have the sole responsibility to decide whether to commence, and the sole responsibility for the handling and disposition of, a recall or other removal of such Product within the Territory. Any such recall or other removal, by either Party, shall occur pursuant to a procedure to be determined by SuperGen with the input of EuroGen. Except as provided below, if a Product (or any lot or lots thereof) is recalled or otherwise removed from the market, the costs and expenses of such recall or removal, including, without limitation, expenses and other costs or obligations to Third Parties, the cost and expense of notifying customers and the costs and expenses associated with shipment of the recalled Product and the cost and expense of destroying the Product removed from the market, if necessary, except as provided below shall be borne by SuperGen to the extent such costs and expenses relate to the United States and shall be borne by EuroGen to the extent that such costs and expenses relate to the Territory. In the event that such recall or removal costs, expenses or obligations result solely from EuroGen's: (i) improper or negligent distribution, storage or shipment of the Product, (ii) co-promotion, promotion or marketing of the Product in a manner inconsistent with the Product's labeling, or (iii) violation of this Agreement, such costs, expenses and obligations shall be borne solely by EuroGen.

    7.4  Governmental Contact Reporting.  EuroGen shall promptly notify SuperGen upon being contacted by the FDA, or any other competent governmental authority or agency within the Territory, for any material regulatory purpose pertaining to this Agreement or to any Product for which Regulatory Approval has been obtain. Excepting routine matters and matters relating to applications for Regulatory Approval, EuroGen shall not respond to the authority or agency before consulting with the SuperGen, unless under the circumstances pursuant to which the authority or agency contacts such Party, it is not practical or lawful for EuroGen to give SuperGen advance notice. In any event, EuroGen shall inform SuperGen of such contact as soon as practical and lawful. Each Party shall keep the other Party advised with respect to information concerning the safety or efficacy of any Product, including but not limited to providing, within three (3) business days of the creation or receipt thereof, all information regarding such safety, efficacy and medical information issues and copies of safety reports filed with the FDA or any other authority or agency.

8.  TRADEMARKS

    8.1  Limited Trademark License.  Subject to the terms of this Agreement, SuperGen hereby grants to EuroGen a nonexclusive limited license within the Territory to use SuperGen's name and logo.

    8.2  Use of Trade Names and Logos.  EuroGen recognizes that the name and logo of SuperGen represents a valuable asset of SuperGen and that substantial recognition and goodwill are associated with SuperGen's name and logo. During the term of this Agreement, EuroGen shall have the right, but shall not be obligated, to indicate to the public that it is an authorized distributor of the Products. EuroGen may advertise, promote, and market (within the Territory) such Products with SuperGen's trademarks, marks, and trade names identified on Exhibit A provided by SuperGen to EuroGen, or as modified by SuperGen pursuant to this Article 8 (collectively, the "Trademarks"). SuperGen reserves the right to modify Trademarks or substitute alternative marks for any or all of the Trademarks at any time upon thirty (30) days prior written notice to EuroGen. The rights to the Trademarks granted under this Article 8 shall automatically terminate on termination or expiration of this Agreement. Except as set forth in this Article 8, nothing contained in this Agreement shall grant to EuroGen any right, title or interest in the Trademarks, whether or not specifically recognized or perfected under applicable laws, and EuroGen irrevocably assigns to SuperGen all such right, title, and interest, if any, in any Trademarks. EuroGen shall not alter, remove or cover any Trademark applied to the Products by SuperGen, unless solely necessary to comply with applicable law. At no time during or after the term of this Agreement shall EuroGen challenge or assist others to challenge the Trademarks or the registration thereof, or attempt to register any trademarks, marks or trade names confusingly similar to those of SuperGen. Notwithstanding anything to the contrary, EuroGen may use its own name and trademarks in connection with the marketing and promotion of the Products within the Territory.

    8.3  Approval of Representations.  All representations of the Trademarks that EuroGen intends to use shall first be submitted to SuperGen for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by SuperGen. EuroGen agrees to fully comply with all reasonable guidelines, if any, communicated by SuperGen concerning use of the Trademarks. EuroGen shall have the right to promote, market, distribute and sell the Products under trademarks, trade names and logotypes of EuroGen selected by EuroGen, which trademarks, trade names and logotypes shall be and shall remain the property of EuroGen. If any of SuperGen's Trademarks are to be used in conjunction with another trademark on or in relation to the Products, the Trademarks shall be presented legibly, prominently and of reasonable size, but nevertheless separated from the other mark so that each appears to be a mark in its own right, distinct from the other mark.

    8.4  Injunctive Relief.  EuroGen acknowledges that a violation of this Article 8 would cause irreparable harm to the SuperGen for which no adequate remedy at law exists, and EuroGen therefore agrees that, in addition to any other remedies available, and notwithstanding any other provision in this Agreement, SuperGen shall be entitled to injunctive relief to enforce the terms of this Article 8. The prevailing party in any such action shall be entitled to recover all costs and expenses, including reasonable attorney's and other professional fees and expenses incurred because of any legal action arising in relation to this Article 8.

    8.5  Notification of Infringement and Enforcement.  EuroGen shall notify SuperGen of any infringement or misuse of SuperGen's Trademark(s) of which EuroGen becomes aware. SuperGen shall be solely responsible for prosecution and enforcement of any infringement of the SuperGen Trademark(s).

9.  CONFIDENTIALITY

    9.1  Confidentiality Information.  EuroGen and SuperGen (the "Receiving Party") shall keep strictly confidential any information disclosed in writing, orally, visually or in any other manner by the other Party (the "Disclosing Party") or otherwise made available to the Receiving Party which the Disclosing Party considers to be and treats as proprietary or confidential ("Confidential Information"). Without limiting the generality of the foregoing, all proprietary information concerning the Disclosing Party's business, operations, suppliers, products, product manufacture, sale, marketing or distribution, trade secrets and intellectual property shall be considered Confidential Information by the Receiving Party. Any data or other information relating to or resulting from the clinical trials of the Product shall be deemed to be Confidential Information of SuperGen. The Disclosing Party shall use commercially reasonable efforts to designate any written Confidential Information disclosed to the other Party as Confidential Information by prominently marking it "confidential", provided that the failure to so mark shall not exclude such written information from the provisions of this Article 9. Confidential Information shall not include information which:

        (a) is or becomes generally available to the public other than as a result of unauthorized disclosure thereof by the Receiving Party;

        (b) is lawfully received by the Receiving Party on a non confidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information;

        (c) by written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party; or

        (d) is established by competent proof that was in the possession of the Receiving Party at the time of disclosure by the other Party and was not acquired, directly or indirectly from the other Party under any obligation of confidentiality.

    9.2  Nondisclosure of Confidential Information.  The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and shall not disclose or disseminate any Confidential Information to any Third Party at any time without the Disclosing Party's prior written consent, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers, agents and representatives whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers, agents and representatives are required to use the Confidential Information solely for purposes of this Agreement and maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

    9.3  Exception.  The foregoing confidentiality and nondisclosure obligations shall not apply to information which is required to be disclosed by law or by regulation, provided that (i) the Receiving Party gives the Disclosing Party reasonable advance notice of the disclosure, to the extent reasonably practicable and legally permissible; (ii) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information; (iii) the Receiving Party reasonably cooperates with the Disclosing Party on request to obtain a protective order or otherwise limit the disclosure; and (iv) upon the reasonable request of the Disclosing Party, the Receiving Party shall provide a letter from its counsel confirming that the Confidential Information is, in fact, required to be disclosed.

    9.4  Confidential Terms/Publicity.  Except as expressly provided herein, each Party agrees not to disclose any financial terms of this Agreement to any Third Party without the consent of the other Party, except as required by securities or other applicable laws, in which case the Disclosing Party shall seek confidential treatment to the extent available, or on a strict need to know basis to actual or prospective investors, or to a Party's accountants, attorneys and other professional advisors, under conditions that reasonably protect the confidentiality thereof. Notwithstanding the foregoing, the Parties shall agree upon and issue a press release announcing the execution of this Agreement and describing the relationship of the Parties under the Agreement. In addition, each Party may disclose to Third Parties the information disclosed in such press release without the need for further approval by the other Party.

10.  REPRESENTATIONS AND WARRANTIES

    10.1  General.  Each Party represents, warrants and covenants to other that (i) it has the full right, power, and authority to enter into this Agreement, grant the rights granted herein, and perform its obligations hereunder; (ii) it has not previously granted and will not grant any rights in conflict with the rights granted herein; and (iii) it shall comply with the requirements of any and all applicable federal, state, local, foreign and other laws, regulations, rules and orders of any governmental body having jurisdiction over such Party or the activities of such Party contemplated by this Agreement.

    10.2  Disclaimer of Warranties.  EXCEPT AS PROVIDED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.  INDEMNIFICATION

    11.1  EuroGen's Indemnification.  EuroGen agrees to indemnify, defend and hold SuperGen, and its officers, employees and agents (each a "SuperGen Indemnitee"), harmless against any liability, demand, damage, cost or expense (including reasonable attorney's fees) arising from any Third Party claim to the extent such claim is attributable to EuroGen's failure to perform its obligations hereunder or EuroGen's misconduct or negligence in the shipment, storage, handling, promotion, marketing, distribution and sale of the Products.

    11.2  SuperGen's Indemnification.  Except for claims for which EuroGen is obligated to indemnify under Section 11.1, SuperGen agrees to indemnify, defend and hold EuroGen and its respective officers, employees and agents (each a "EuroGen Indemnitee"), harmless against any liability, demand, damage, cost or expense (including reasonable attorney's fees) arising from any Third Party claim to the extent such claim is attributable to (i) a defect of the Products or the failure of the Products to meet the Specifications or (ii) a failure of SuperGen to perform its obligations hereunder or SuperGen's misconduct or negligence in the manufacturing, shipment, storage, or handling of the Products.

    11.3  Procedures.  A Party (the "Indemnitee") that intends to claim indemnification under this Article 11 shall promptly notify the other Party (the "Indemnitor") in writing of any claim, complaint, suit, proceeding or cause of action in respect of which the Indemnitee intends to claim such indemnification (for purposes of this Section 11.3, each a "Claim"), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this Article 11 shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable period of time after the commencement of any such claim, suit or proceeding, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any other liability to the Indemnitee not covered under this Article 11. Without limiting the foregoing, the Indemnitee shall keep the Indemnitor fully informed of the progress of any Claim for which it intends to claim indemnification under this Article 11. It is understood that only SuperGen may claim indemnity under this Article 11 (on its own behalf or on behalf of an SuperGen Indemnitee), and other SuperGen Indemnitees may not directly claim indemnity hereunder. Likewise, it is understood that only EuroGen may claim indemnity under this Article 11 (on its own behalf or on behalf of a EuroGen Indemnitee), and other EuroGen Indemnitees may not directly claim indemnity hereunder.

12.  LIMITATION OF LIABILITY

EXCEPT AS OTHERWISE PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED HOWEVER, THIS LIMITATION SHALL NOT APPLY TO LOSSES ARISING FROM THIRD PARTY CLAIMS FOR WHICH A PARTY IS INDEMNIFIED UNDER THE TERMS OF THIS AGREEMENT.

13.  TERM AND TERMINATION

    13.1  Term.  The term of this Agreement shall commence on the Effective Date and, unless terminated sooner in accordance with this Article 13, the term of this Agreement shall expire fifteen (15) years after the date of Regulatory Approval of the Product in the first country within the Territory.

    13.2  Termination for Material Breach.  Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon [  ] written notice to the other Party in the event that the other Party breaches a material provision of this Agreement and fails to cure such breach within [      ] of notice of the breach.

    13.3  Bankruptcy or Insolvency.  Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon [  ] written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereinafter in effect (an "Insolvency Event").

    13.4  Termination Relating to Sales of Competing Products.  SuperGen may, at its sole discretion, terminate this Agreement with [  ] notice to EuroGen if EuroGen directly or indirectly develops, markets, sells, or otherwise distributes any products within the Territory which could compete with the Products, or EuroGen appoints any Third Party to develop, market, sell, or otherwise distribute any such products which could compete with Products during the term of this Agreement.

    13.5  Effect of Termination.

      13.5.1  Accrued Rights and Obligations.  Expiration or termination of this Agreement shall not release any Party from liability accrued under this Agreement prior to such expiration or termination, nor preclude either Party from pursuing any rights or remedies accrued prior to such expiration or termination or accrued at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to injunctive relief as a remedy for any such breach.

      13.5.2  Return of Materials.  All trademarks, marks, trade names, data, literature, and sales and promotional aids of every kind relating to the Products and received from or owned by SuperGen shall remain the property of SuperGen. Neither Party shall make or retain any copies of any Confidential Information of the other, which may have been entrusted to it. Within thirty (30) days of the expiration or termination of this Agreement under this Article 13, EuroGen shall use its reasonable efforts to provide SuperGen with a complete inventory of the Product in EuroGen's possession or control.

    13.6  Phase-Out Period.  Upon expiration or termination of this Agreement under this Article 13, EuroGen may continue to distribute the Product until the earlier to occur of (i) the sale of all existing Products in EuroGen's possession at the time of termination or expiration, or (ii) a period of [      ] following the date of termination or expiration (individually, the "Phase Out Period"), unless such period is terminated earlier in writing by SuperGen. During such Phase-Out Period, EuroGen may continue to fill all outstanding orders for Products and EuroGen shall refer any new orders for Products to SuperGen. EuroGen shall promptly return all promotional materials for the Products to SuperGen and shall delete the Products from its catalogues and price lists as soon as reasonably practical. In the event of any problems relating to the Products or customer relations issue during the

Phase-Out Period, EuroGen shall cooperate fully with SuperGen to ensure customer satisfaction and compliance with all applicable laws and regulations.

    13.7  Post-Termination Orders.  After expiration or termination of this Agreement the placement of any order for Products by EuroGen to SuperGen, and the acceptance of any order from, or sale of any Products to EuroGen by SuperGen, shall not be construed as a renewal or extension of this Agreement nor as a waiver or reversal of termination of this Agreement.

    13.8  Survival.  The provisions of Sections 2.8, 2.10, 5.4, 5.6, 6.2 and 10.2, and Articles 1, 9, 11, 12, 13 and 14 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 13, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

14.  MISCELLANEOUS

    14.1  Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of California, without reference to conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply.

    14.2  Dispute Resolution.

      14.2.1  Disputes.  If the Parties are unable to resolve any dispute between them arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Chief Executive Officers ("CEO") of each SuperGen and EuroGen for attempted resolution by good faith negotiations within sixty (60) days after such notice is received, and in such event, each Party shall cause its CEO to meet and be available to attempt to resolve such issue.

      14.2.2  Arbitration.  EuroGen and SuperGen agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach hereof, shall be settled by binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in the English language, and the venue of such arbitration shall be the greater San Francisco and East Bay areas in California, United States. The arbitration shall be conducted by a single arbitrator appointed in accordance with such rules, provided that if either Party requests the arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with such rules. The arbitrator(s) shall determine what discovery will be permitted, based on the principle of limiting the cost and time which the Parties must expend on discovery; provided that the arbitrator(s) shall permit such discovery as they deem necessary to achieve an equitable resolution of the dispute. The decision and/or award rendered by the arbitrator(s) shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties, unless otherwise specified by the arbitrator(s). Each Party shall bear the cost of its own attorneys' and expert fees; provided that the arbitrator(s) may in their discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

    14.3  Notices.  Any notice or report required or permitted to be given or made under this Agreement by either Party shall be in writing and delivered to the other Party at its address indicated below (or to such other address as a Party may specify by notice hereunder) by overnight courier service or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by overnight courier service. All notices shall be effective as of the date received by the addressee.

    If to SuperGen: SuperGen, Inc., 4140 Dublin Boulevard, Suite 200, Dublin, CA 94568, Fax:(925) 551-6478, Attention: Dr. Joe Rubinfeld, Chief Executive Officer and President

    Copy to: Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304-1050, Fax: 650 493-6811

    If to EuroGen:      EuroGen Pharmaceuticals Ltd. The Gloucestershire Innovation Centre, Southgate House, Southgate Street, Gloucester GL1 1UD, England, Fax: 011 44 1452 563 016 Attention: Larry Johnson, President and Managing Director

    Copy to: James E. Burden, Inc., One Maritime Plaza, 4th Floor, San Francisco, CA 9411-3407, Fax: 415 433-2996

    14.4  Binding Effect; Assignment.  Except as otherwise provided herein, this Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, the assigning Party, but only so long as (i) such Third Party agrees to be bound by all of the assigning Party's responsibilities and obligations hereunder and (ii) the other Party has determined, in the exercise of its reasonable commercial judgment, that the interests of such Third Party are not in conflict with the interests of such other Party with respect to the Product. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

    14.5  Force Majeure.  If any circumstance beyond the reasonable control of either Party occurs, which, delays or renders impossible the performance of certain of that Party's obligations under this Agreement on the dates herein provided ("Force Majeure"), such obligations shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than ten (10) business days after the occurrence of such event of Force Majeure, which notice shall reasonably attempt to identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Party who fails because of an event of Force Majeure to perform its obligations hereunder shall upon the cessation of the Force Majeure event take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of Force Majeure shall include, without limitation, war, revolution, invasion. insurrection, riots, mob violence, sabotage, or other civil disorders, acts of God, limitations imposed by exchange control regulations or foreign investment regulations or similar regulations, laws, regulations or rules of any government or governmental agency, any inordinate and unanticipated delays in the regulatory review or governmental approval process that are within the sole control of such government or governmental agency, any delay or failure in manufacture, production or supply by Third Parties of any goods or services, any withdrawal or recall of a Product at the direction of any governmental authority and any failure of a computer system.

    14.6  Amendment.  This Agreement may be modified, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.

    14.7  Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

    14.8  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

    14.9  Entire Agreement.  This Agreement and the exhibits hereto represent and constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes and merges all prior negotiations, agreements and understandings, oral or written, with respect to the matters covered by this Agreement.

    14.10  Conflict of Terms.  In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern. Unless otherwise explicitly stated, in the event of any conflict between the terms of this Agreement and the terms and conditions of any of the Exhibits hereto, the terms of this Agreement shall prevail.

    14.11  No Waiver of Rights.  No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

    14.12  Counterparts.  The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

SUPERGEN, INC.		EUROGEN PHARMACEUTICALS LTD.
By:	/s/ DR. JOSEPH RUBINFELD	By:	/s/ LARRY C. JOHNSON
Name:	Dr. Joseph Rubinfeld	Name:	Larry C. Johnson
Title:	President & CEO	Title:	President & CEO

EXHIBIT A

AUTHORIZED SUPERGEN TRADEMARKS, MARKS AND TRADE NAMES

    [To be provided by SuperGen]

QuickLinks

  Exhibit 10.1